Exhibit 10.6

Restricted Stock Unit Program 2022

– Terms and Conditions –

TABLE OF CONTENT

TABLE OF CONTENT	2
DEFINITIONS	3
RECITALS	4

§	1	ELIGIBILITY	5
§	2	PLAN VOLUME AND GRANT OF RSUs	5
§	3	VESTING	7
§	4	CONSEQUENCES OF A TERMINATION OF EMPLOYMENT	10
§	5	CASH PAYMENT CLAIM RESULTING FROM RSUs AND SETTLEMENT OF RSUs, CASHLESS EXERCISE OPTION	11
§	6	TRANSFERABILlTY	14
§	7	ADJUSTMENT IN CASE OF SPECIFIC CAPITAL AND OTHER STRUCTURAL MEASURES	14
§	8	EXTRAORDINARY DEVELOPMENTS	15
§	9	INSIDER TRADING AND NON-TRADING PERIODS	15
§	10	LIMITATION OF LIABILITY	16
§	11	TAXES, SOCIAL SECURITY AND COSTS	17
§	12	FORM REQUIREMENTS	18
§	13	PROCESSING OF PERSONAL DATA	18
§	14	GOVERNING LAW AND JURISDICTION	19
§	15	FINAL PROVISIONS	19

DEFINITIONS

Adjustment	9	Insider Trading Rules	15
Adjustment Event	14	Managing Director	5
ADS	4	MAR	6
ADSs	4	Mynaric	4
Affiliated Companies	5	Non-Trading Periods	16
Affiliated Companies’ Employees	5	Notices	18
AktG	5	Primary Stock Exchange	5
Authorized Capital 2022/II	4	Relevant Closing Price	5
Beneficiaries	5	Remaining RSUs	7
Beneficiary	5	RSU	4
Capital Increase Resolution Date	11	RSUP 2022	4
Cash Payment Claim	11	RSUP 2022 Terms & Conditions	4
Cash Settlement	14	RSUs	4
Cash Settlement Closing Price	11	Service Provider	13
Cash Settlement Date	11	Settlement Cap	7
Cashless Exercise Option	13	Share	4
Cliff Period	7	Share Settlement	11
Closed Period	6	Share Settlement Closing Price	11
Company	4	Share Settlement Date	12
Employees	5	Shares	4
Extraordinary Events or Developments	15	Temporary Exemption from Work	8
Grant Agreement	5	Transaction	16
Grant Amount	5	Vested RSUs	7
Grant Date	6	Vesting Period	7
Initial Number of RSUs	5

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RECITALS

(A)	An attractive and competitive remuneration program is essential for the recruitment and long-term commitment of highly qualified employees.

(B)	For this purpose, Mynaric AG (“Mynaric” or the “Company”) hereby implements a Restricted Stock Units Program (“RSUP 2022”) under which the Company shall be allowed to grant so-called restricted stock units (“RSUs” and each a “RSU”) to certain eligible beneficiaries which – if certain conditions are met – entitle the beneficiary to a cash payment claim against the Company, the amount of which depends on the stock exchange price of the shares of the Company (the “Shares” and each a “Share”), or the American Deposit Shares representing the Company’s Shares (the “ADSs” and each an “ADS”). The settlement of the RSUs will generally be made in Shares which subsequently may be certificated in the form of ADSs.

(C)	With resolution dated July 14, 2022, the Company’s General Meeting (Hauptversammlung) has authorized the Management Board (Vorstand), with the consent of the Supervisory Board (Aufsichtsrat), until and including July 13, 2027, to increase the Company’s share capital by up to € 262,147.00 against cash contributions and/or contributions in kind once or several times by issuing up to 262,147 new no-par value registered Shares (auf den Namen lautende Stückaktien) (“Authorized Capital 2022/II”). The Authorized Capital 2022/II only serves the purpose of delivering Shares of the Company against the contribution of cash payment claims resulting from RSUs, in order to settle RSUs that were granted to Beneficiaries.

The present terms and conditions (the “RSUP 2022 Terms & Conditions”) establish the rules pursuant to which the RSUs under the RSUP 2022 can be granted and settled.

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§ 1
ELIGIBILITY

1.1	RSUs can be granted to:

1.1.1	selected employees of the Company (“Employees”);

1.1.2	managing directors of companies affiliated with the Company in the meaning of § 15 of the German Stock Corporation Act (Aktiengesetz) (“AktG”) (the “Affiliated Companies” and such managing director a “Managing Director”); and

1.1.3	selected employees of Affiliated Companies (“Affiliated Companies’ Employees” and together with the Managing Directors and the Employees, the “Beneficiaries” and each a “Beneficiary”).

1.2	Eligibility as a Beneficiary is determined by the Company’s Management Board.

§ 2
PLAN VOLUME AND GRANT OF RSUs

2.1	Under the RSUP 2022, RSUs with an underline of Shares (or a corresponding number of ADSs) may be granted to the Beneficiaries.

2.2	The Company’s Management Board will determine an individual Euro grant amount (the “Grant Amount”) to be granted to a Beneficiary by Mynaric by way of a separate grant agreement (“Grant Agreement”) and such Grant Amount will be converted into a certain number of RSUs.

2.3	With respect to the conversion of the Grant Amount into RSUs, i.e., to calculate the exact number of RSUs to be allocated to a Beneficiary, the Grant Amount is divided by the six-months average closing price (Schlusskurs) prior to the Grant Date (as defined in § 2.5) (exclusive) of the Shares or the ADSs on the Company’s Primary Stock Exchange (as defined below) as determined on the basis of the ten trading days prior to the Grant Date (the “Relevant Closing Price”), rounded down to the nearest whole number; the number resulting from such calculation equals the number of RSUs to be allocated to a Beneficiary (the “Initial Number of RSUs”). If a closing auction does not take place on the relevant trading day(s) or a price is not determined in the auction, the applicable price will be the last price quoted in continuous trading, provided there was continuous trading on that trading day. “Primary Stock Exchange” is the stock exchange or trading system with the highest total trading volume of Shares or ADSs during the time period as further specified in the respective provision of these RSUP 2022 Terms & Conditions. A Relevant Closing Price in a currency other than Euro shall be converted into a Euro amount on the basis of the average exchange rate during the six months prior to the Grant Date as published by the European Central Bank; the resulting Euro amount shall be rounded down to the next two decimals.

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For the avoidance of doubt: In case Shares of the Company are listed on the Primary Stock Exchange as determined on the basis of the ten trading days prior to the Grant Date (and therefore Shares are the underline of the RSUs), then one RSU represents the value of one (1) Share; in case ADSs are listed on the Primary Stock Exchange as determined on the basis of the ten trading days prior to the Grant Date (and therefore certificates are the underline of the RSUs), then one RSU represents the value of one (1) ADS.

For example: If a Beneficiary is granted a Grant Amount of EUR 10,000.00 and the Relevant Closing Price of one (1) Share (as being listed on the Primary Stock Exchange) amounted to EUR 55.00, then the Initial Number of RSUs to be allocated to the Beneficiary amounts to 181 (EUR 10,000 / EUR 55.00 = 181.81, rounded down to the nearest whole number).

2.4	Subject to a continuing and unterminated (also by way of a mutual agreement) service or employment relationship of the relevant Beneficiary with the Company or an Affiliated Company at the relevant Grant Date (as defined in § 2.5), RSUs may be granted to the Beneficiaries at any time once or several times except (i) during a period of 30 calendar days before the announcement (i.e., publication) of a quarterly financial report (if the Company publishes such report in the future), half-year financial report or the annual financial statements, irrespective of whether the closed period within the meaning of Article 19 para. 11 of the Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (market abuse regulation) (“MAR”) applies to the Company or any such report or financial statement, or (ii) during a time when the Company (a) is aware of any inside information as defined in Article 7 para. 1 MAR with respect to the Company or its securities or (b) is relying on a temporary exemption from the ad-hoc disclosure obligation pursuant to Article 17 para. 4 MAR (each a “Closed Period”).

2.5	The date on which the Grant Agreement becomes effective (the “Grant Date”) shall be the date on which the Beneficiary receives the offer to conclude the Grant Agreement (irrespective of the point in time the offer to conclude the Grant Agreement is accepted), unless the Grant Agreement specifies an earlier or a later date as Grant Date.

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§ 3
VESTING

3.1	Subject to the forfeitures and adjustments in § 3.3, § 3.4, § 4 and § 7 of these RSUP 2022 Terms & Conditions and subject to § 3.2 of these RSUP 2022 Terms & Conditions, the RSUs granted to a Beneficiary will vest over a four-year vesting period (“Vesting Period”) as follows (the “Vested RSUs”): If the Beneficiary’s service or employment relationship with the Company or an Affiliated Company has continued and remains unterminated (also by way of a mutual agreement) after expiry of a period of twelve months following the Grant Date (the “Cliff Period”) ¼ of the Initial Number of RSUs shall vest; following the expiry of the Cliff Period, the remaining RSUs (the “Remaining RSUs”) shall vest in instalments of 1/12 over each fully completed quarter of a year.

3.2	The number of Vested RSUs resulting from calculations under this § 3 shall be rounded up to the nearest whole number. However, such rounding-up may never result in an aggregate number of Vested RSUs of a Beneficiary higher than the Initial Number of RSUs of such Beneficiary. Subject to the forfeitures and adjustments in § 3.3, § 3.4 and § 4, RSUs of a Beneficiary shall thus vest only to the extent the aggregate number of (settled and unsettled) Vested RSUs of such Beneficiary corresponds to the Initial Number of RSUs. RSUs that otherwise would vest during the Vesting Period but would exceed the Initial Number of RSUs will not vest (“Settlement Cap”). In case of forfeitures and adjustments pursuant to § 3.3 and § 3.4, the Settlement Cap will be adjusted accordingly.

Example: A Beneficiary has been granted an Initial Number of RSUs of 550. Assuming no adjustments and forfeitures in accordance with these RSUP 2022 Terms & Conditions occur, the Settlement Cap equals the Initial Number of RSUs, i.e., 550.

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After the Cliff Period, the number of Vested RSUs corresponds to ¼ of the Initial Number of RSUs, i.e., 138 RSUs (¼ of 550 = 137,5, rounded up to the nearest whole number).

The number of Vested RSUs after the second year of the Vesting Period corresponds to 1/12 of the Remaining RSUs per quarter, i.e., 35 RSUs per quarter (1/12 of (550 – 138) = 34,33, rounded up to the nearest whole number) and 140 RSUs in total (35 * 4).

The number of Vested RSUs after the third year of the Vesting Period also corresponds to 1/12 of the Remaining RSUs per quarter, i.e., 35 RSUS per quarter, and 140 RSUs in total.

The number of Vested RSUs in the fourth and last year of the Vesting Period generally also corresponds to 1/12 of the Remaining RSUs per quarter, i.e., 35 RSUS per quarter and 140 RSUs in total. The number of Vested RSUs after the fourth year of the Vesting Period, summed up with the number of Vested RSUs of the previous years of the Vesting Period would therefore however amount to 558 (= 138 + 140 + 140 + 140), which exceeds the Settlement Cap of 550 by 8 RSUs. Thus, in the last quarter of the fourth year 8 RSUs of the 35 RSUs that would otherwise vest will not vest and the number of Vested RSUs in the fourth year of the Vesting Period will be reduced to 27 in the last quarter and 132 in total.

The aggregate number of Vested RSUs for the Vesting Period will be 550 RSUs, which corresponds to the Settlement Cap and the (unadjusted) Initial Number of RSUs.

3.3	RSUs may forfeit, if a Temporary Exemption from Work occurs during the Vesting Period. A “Temporary Exemption from Work” is any time period during which a Beneficiary is temporarily exempted from her/his service or employment duties due to, for example, illness, parental leave, unpaid leave, exemption due to further education etc. Time periods during which a Beneficiary, in accordance with statutory rules (e.g., the German statutory rules for wage continuation (Entgeltfortzahlung) or comparable rules under US law) or affiliate company policies, continuously receives his salary are not counted for the Temporary Exemption from Work. For each 30 working days (in a single piece or summed up) which the Temporary Exemption from Work lasts, 1/48 of the Initial Number of RSUs (commercially rounded to the next whole number) granted shall forfeit without entitlement to compensation with the resulting reduced Initial Number of RSUs being the Settlement Cap (subject to further forfeitures and adjustments).

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For example: If a Beneficiary was initially granted 100 RSUs and the Beneficiary has a Temporary Exemption from Work of in total 60 working days, the Initial Number of RSUs is reduced by 2/48 to 96 RSUs (100 RSUS * 2/48 = 4,167, commercially round to the next whole number). As a consequence, the Settlement Cap amounts to 96 RSUs (subject to further forfeitures and adjustments).

3.4	In case a Beneficiary, before the Vesting Period has ended, decreases her/his working time from full-time to part-time, the number of RSUs not yet vested shall be decreased accordingly on a pro-rata temporary basis for the time of the Beneficiary’s decreased working time (“Adjustment”). The Adjustment will be made for each quarter following the increase or decrease of working time. The Settlement Cap is determined by deducting from the Initial Number of RSUs such number of RSUs by the number of RSUs subject to the Adjustment.

For example: If a Beneficiary was initially granted 100 RSUs and has worked full-time for the first year of the Vesting Period (starting with the Grant Date), then reduces her/his working time to 50% for the duration of the second year of the Vesting Period and again works full-time for the third and the fourth year of the Vesting Period, the number of RSUs granted shall be adjusted as follows:

Number of RSUs vested during the first year of the Vesting Period working full-time (100%): 1/4 of 100 RSUs, i.e., 25 RSUs. The Remaining RSUs amount to 75, with 7 RSUs vesting per quarter (75 RSUs * 1/12 = 6,25 RSUs, rounded up to the nearest whole number).

Number of RSUs vested during the second year of the Vesting Period working part-time (50%): 4 RSUs (= 7 RSUs * 50% (reduction due to reduction of working time) = 3,5, rounded up to the nearest who number) * 4 = 16 RSUs. The number of RSUs subject to the Adjustment amounts to a total of 12, resulting in a Settlement Cap of 88 (= 100 RSUs - 12 RSUs). The number of RSUs subject to the Adjustment per quarter results from the difference between the number of RSUS that would otherwise vest, i.e., 7 RSUs, and the number of RSUs that actually vest, i.e., 4 RSUs.

Number of RSUs vested during the third year of the Vesting Period working full-time: 7 RSUs * 4 = 28 RSUs.

Number of RSUs vested during the fourth year of the Vesting Period working full-time (taking into account the Settlement Cap): 7 RSUs + 7 RSUs + 5 RSUs + 0 RSUs = 19 RSUs.

Total number of RSUs: 88 RSUs.

3.5	Any RSUs which have not vested following the four-year Vesting Period shall forfeit without entitlement to compensation.

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§ 4
CONSEQUENCES OF A TERMINATION OF EMPLOYMENT

4.1	In the event the Beneficiary’s service or employment relationship with the Company or an Affiliated Company (as the case may be) ends prior to the expiration of the Cliff Period (including a termination of the service or employment relationship with effect as of the end of the last day of the Cliff Period), all RSUs granted to the respective Beneficiary will be forfeited without entitlement to compensation.

4.2	In the event the Beneficiary’s service or employment relationship with the Company or an Affiliated Company (as the case may be) ends due to the termination of the service or employment relationship with the Company or an Affiliated Company, as the case may be, where there are grounds justifying a termination of the service or employment relationship for good cause within the meaning of § 626 BGB (or the equivalent provision of applicable foreign law) irrespective of the preclusion period pursuant to § 626 para. 2 BGB (or the equivalent provision of applicable foreign law), for such Beneficiary, all Vested RSUs and unvested RSUs will be forfeited without entitlement to compensation.

4.3	In the event the Beneficiary’s service or employment relationship with the Company or an Affiliated Company (as the case may be) ends for any reason that does not qualify as good cause within the meaning of § 4.2, such Beneficiary will retain all Vested RSUs, and any unvested RSUs will be forfeited without entitlement to compensation.

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§ 5
CASH PAYMENT CLAIM RESULTING FROM RSUs AND SETTLEMENT OF RSUs, CASHLESS EXERCISE OPTION

5.1	Each Vested RSU shall entitle the Beneficiary to a cash payment claim (the “Cash Payment Claim”) against the Company in the Euro amount of (i) in case of a Share Settlement (as defined in § 5.3) and subject to § 15.3, the closing price (Schlusskurs) of the Shares or the ADSs on the last trading day before the day of the resolution of the Company’s Management Board to utilize, with the consent of the Company’s Supervisory Board, the Authorized Capital 2022/II against contribution in kind (such date the “Capital Increase Resolution Date”) on the Company’s Primary Stock Exchange as determined on the basis of the ten trading days prior to the Capital Increase Resolution Date (the “Share Settlement Closing Price”) or, (ii) in case of a Cash Settlement (as defined in § 5.4) and subject to § 15.3, the closing price (Schlusskurs) of the Shares or the ADSs on the last trading day prior to the fulfilment of the Cash Payment Claim (such date the “Cash Settlement Date”) on the Company’s Primary Stock Exchange as determined on the basis of the ten trading days prior to the day of the fulfilment of the Cash Payment Claim (the “Cash Settlement Closing Price”). If a closing auction does not take place on the relevant trading day(s) or a price is not determined in the auction, the applicable price will be the last price quoted in continuous trading, provided there was continuous trading on that trading day. A Share Settlement Closing Price or Cash Settlement Closing Price, as the case may be, in a currency other than Euro shall be converted into a Euro amount on the basis of the average exchange rate on the last trading day prior to the Capital Increase Resolution Date respectively the Cash Settlement Date, as published by the European Central Bank; the resulting Euro amount shall be rounded down to the next two decimals.

If Shares are the underline of the RSUs, but the Share Settlement Closing Price or the Cash Settlement Closing Price, as the case may be, refers to ADSs, the Cash Payment Claim for each Vested RSU equals the Share Settlement Closing Price or the Cash Settlement Closing Price, as the case may be, multiplied by the number of ADSs representing one (1) Share, provided that in case of a Share Settlement the Cash Payment Claim for each Vested RSU must at least equal the relevant Share Settlement Closing Price referring to Shares. If ADSs are the underline of the RSUs, but the Share Settlement Closing Price or the Cash Settlement Closing Price, as the case may be, refers to Shares, the Cash Payment Claim for each Vested RSU equals the Share Settlement Closing Price or the Cash Settlement Closing Price, as the case may be, divided by the number of ADSs representing one (1) Share.

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5.2	Subject to § 9, generally once per year within a period of forty trading days following the publication by the Company of its annual financial statements (whereby “trading days” within this meaning means trading days on the Company’s Primary Stock Exchange as determined on the basis of one month prior to the publication by the Company of its respective annual financial statements), the Company will settle all Vested RSUs as determined by the Company in its sole discretion either (i) by way of a Share Settlement (as defined in § 5.3) or (ii) by way of a Cash Settlement (as defined in § 5.4), or (iii) by a combination of both. In exceptional cases, in particular in order to comply with German or foreign regulations, the Company may further settle all Vested RSU during another settlement period which will be determined by the Company in its discretion.

5.3	For a “Share Settlement” Shares shall be created from a capital increase out of the Authorized Capital 2022/II (Kapitalerhöhung aus Genehmigtem Kapital 2022/II) against contribution in kind (Sacheinlage). The respective contribution in kind (Sacheinlage) for the new Shares shall be the Cash Payment Claim resulting from the Vested RSUs. The Cash Payment Claim will – in the course of the capital increase – be contributed by the Beneficiary to the Company against issuance of one (1) new Share for each one (1) Vested RSU; or in case the underline of RSUs are ADSs, one (1) new Share shall be issued to the Beneficiary for the number of Vested RSUs equalling the number of ADSs representing one (1) Share (i.e., the total number of new Shares to be issued to the Beneficiary shall be calculated by dividing the number of Vested RSUs by the number of ADSs representing one (1) Share and rounding down the result to the nearest whole number; the remaining fraction of a Share shall not be issued and the corresponding Vested RSUs shall forfeit without compensation). In the event of a Share Settlement, the Beneficiary will be required to take all measures necessary to effect the Share Settlement, including, for example, the opening of a securities account to which the Shares may be booked, the conclusion of a contribution agreement with the Company and/or the subscription of the new Shares to be issued to the Beneficiary by way of a subscription certificate. The actual date on which the new Shares, which were created from the capital increase against contribution in kind, are transferred to the securities account of the respective Beneficiary, the “Share Settlement Date”.

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The Company may determine – in its sole discretion and at any time prior to, or after, the issuance of the new Shares – if all or parts of the new Shares issued shall be certificated in the form of ADSs. Upon request of the Company, the Beneficiary will be required to take all measures necessary to have the new Shares issued to her/him certificated in the form of ADSs, including, for example, the conclusion of a transfer agreement with the depositary delivering the ADSs in order to transfer the new Shares from the Beneficiary to such depositary in exchange for the corresponding number of ADSs, and of a customary deposit agreement.

For example: If in a certain year 45 RSUs of a Beneficiary vested (Vested RSUs), then the Company may decide, in its sole discretion, whether to settle the 45 Vested RSUs by way of a Cash Settlement or a Share Settlement:

Example Cash Settlement:

In case of a Cash Settlement, subject to § 15.3, the Company will identify the Cash Settlement Closing Price. Assuming, the Cash Settlement Closing Price amounted to EUR 65.00, the Beneficiary’s Cash Payment Claim resulting from the 45 Vested RSUs would amount to EUR 2,925.00.

Example Share Settlement:

In case of a Share Settlement, the Company will request certain information from the Beneficiary and may request the Beneficiary to execute additional documents (such as a power of attorney), which are necessary to perform the Share Settlement. To issue the number of Shares equivalent to the number of Vested RSUs, the Company will, in a first step, identify the Share Settlement Closing Price. Assuming, the Share Settlement Closing Price amounted to EUR 65.00, the Beneficiary’s Cash Payment Claim resulting from the 45 Vested RSUs would amount to EUR 2,925.00. In a second step, following such determination, the Company’s Management Board, with the consent of the Supervisory Board, will resolve to issue 45 new Shares by way of a capital increase in the context of which the Company’s share capital will be increased by EUR 45.00 against contribution in kind of the Cash Payment Claim of the Beneficiary in the aggregate amount of EUR 2,925.00. Following the registration of the consummation of the capital increase, the 45 new Shares will be transferred to a security deposit of the Beneficiary, unless the Company and Beneficiary opt for a Cashless Exercise Option pursuant to § 5.4. If ADSs are the underline of the Vested RSUs, the number of new Shares to be issued is calculated as follows: 45 Vested RSUs represent 45 ADSs. Assuming four (4) ADSs represent one Share, a total of 11 new Shares are issued (45 Vested RSUs : 4 = 11.25 new Shares, rounded down to the nearest whole number of 11 new Shares). The remaining fraction of 0.25 Shares will not be issued and the corresponding one Vested RSU will forfeit without compensation.

5.4	In case of a Share Settlement, in order to facilitate the exercise of the RSUs by the Beneficiaries, the Company may – in its sole discretion and subject always to applicable law – arrange for the benefit of the Beneficiary with a service provider (“Service Provider”) a cashless exercise option (“Cashless Exercise Option”). Such Cashless Exercise Option may provide that the Service Provider arranges a sale on behalf of the relevant Beneficiary of such a number of Shares resulting from the Share Settlement of the Vested RSUs as is necessary to repay any taxes and/or employee social security contributions or other fees due by the Beneficiary in connection with the settlement of the Vested RSUs. Any Beneficiary who makes use of the Cashless Exercise Option has to bear all costs relating to the Cashless Exercise Option and the sale of the Shares resulting from the Vested RSUs. Such Service Provider may also be engaged for the further administration, processing and execution of the RSUP 2022. The Service Provider may provide, in particular an online platform with an individual account for each Beneficiary through which the communication with the respective Beneficiary as well as transactions in Shares/ADSs relating to the RSUP 2022 are made. Such online platform may also provide for a so-called omnibus account in which the Service Provider (or an affiliated company of the Service Provider) holds the Shares/ADSs granted to the Beneficiaries in the context of a Share Settlement in trust for the respective Beneficiaries. The Beneficiaries agree to such form of securities deposit.

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5.5	For a “Cash Settlement” a cash payment in the amount of the Cash Payment Claim is made by the Company to a bank account designated by the respective Beneficiary to the Company in advance.

5.6	The Company will inform the Beneficiary whether it will make use of the Cash Settlement (as defined in § 5.4) or the Share Settlement (as defined in § 5.3) or a combination of both in advance of the settlement.

§ 6
TRANSFERABILlTY

6.1	Neither the RSUs, nor the rights of any Beneficiary under any RSU or under the RSUP 2022 are assignable or otherwise transferable except as provided in this § 6 and in case it is required to implement a Cashless Exercise Option under § 5.4.

6.2	Vested RSUs are transferable only by will or applicable laws of descent upon the death of the relevant Beneficiary.

§ 7
ADJUSTMENT IN CASE OF SPECIFIC CAPITAL AND OTHER
STRUCTURAL MEASURES

7.1	In the event of:

7.1.1	a capital increase from Company funds by the issue of new shares (Kapitalerhöhung aus Gesellschaftsmitteln);

7.1.2	a reduction in the number of Shares by merging Shares without capital reduction (reverse share split) or an increase in the number of Shares without capital increase (share split);

7.1.3	a capital reduction (Kapitalherabsetzung) with a change in the total number of Shares issued by the Company; or

7.1.4	any other such event having an effect similar to any of the foregoing (each an “Adjustment Event”),

the Company’s Management Board may – subject to mandatory law – establish financial equality for the Beneficiaries to the extent necessary to prevent that such Adjustment Event results in a dilution or enlargement of the benefits or potential benefits resulting from the granted RSUs. In such an Adjustment Event the financial equality shall preferably be established by adjusting the number of RSUs.

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7.2	For the avoidance of doubt: No adjustment pursuant to § 7.1 shall occur in the event of:

7.2.1	a capital increase from Company funds without the issue of new Shares (Kapitalerhöhung aus Gesellschaftsmitteln ohne Ausgabe neuer Aktien); or

7.2.2	a capital reduction without a change in the total number of Shares issued by the Company.

7.3	If an adjustment occurs in accordance with this § 7, fractions of shares will not be granted upon the settlement of RSUs nor will they be compensated by a payment in cash.

§ 8
EXTRAORDINARY DEVELOPMENTS

8.1	For purposes of this § 8, “Extraordinary Events or Developments” means – subject always to mandatory law – situations where the potential gain realized by the Beneficiary upon the settlement of the Vested RSUs (i) is caused by unusual external events and developments; and (ii) cannot be reasonably justified under any circumstances by the development or business perspective of the Company, also taking into account international remuneration and incentive standards. However, the settlement of Vested RSUs of a Beneficiary as such, that results in an economic benefit for the Beneficiary, does not constitute an Extraordinary Event or Development.

8.2	In case of Extraordinary Events or Developments, the Company’s Management Board is entitled to adjust in its discretion (pflichtgemäßes Ermessen) the payout in the form of a Cash Settlement or Share Settlement, to the extent required to eliminate such extraordinary effects.

§ 9
INSIDER TRADING AND NON-TRADING PERIODS

9.1	Any transaction in the Shares granted in case of a Share Settlement (each a “Transaction”) must be conducted in compliance with (i) all applicable insider trading laws and regulations, namely Art. 14, 7 et seqq. MAR, and (ii) all provisions of any insider trading rules established by the Company ((i) and (ii) together the “Insider Trading Rules”). Each Beneficiary is personally responsible for informing herself/himself about, and acting in full compliance with, all applicable Insider Trading Rules. Any individual non-compliance with applicable Insider Trading Rules may lead to the imposition of civil and criminal penalties (as the case may be).

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9.2	The Company may postpone or delay the settlement of any Vested RSUs by way of a Cash Settlement or Share Settlement or a combination of both to a later point in time due to restrictions under applicable laws and regulations or rejections from competent authorities, including during a time when the Company (a) is aware of any inside information as defined in Article 7 para. 1 MAR with respect to the Company or its securities or (b) is relying on a temporary exemption from the ad-hoc disclosure obligation pursuant to Article 17 para. 4 MAR.

9.3	In order to minimize the potential for prohibited insider trading, the Management Board of the Company may establish in its sole discretion periods from time to time during which all or some of the Beneficiaries may not engage in transactions involving Shares granted in case of a Share Settlement (the “Non-Trading Periods”). As a matter of precaution, and notwithstanding any other provisions in these RSUP 2022 Terms & Conditions, the Beneficiaries may not subscribe any new Shares during an applicable Non-Trading Period.

§ 10
LIMITATION OF LIABILITY

10.1	The Company (nor any of its management board members, supervisory board members or employees) does not:

10.1.1	assume any responsibility or liability for the development of the value of any RSU granted under the RSUP 2022;

10.1.2	assume any responsibility or liability for the development of the value or market price of the Company’s Shares, including during the Vesting Period and any periods between the point in time the RSUs have vested and the respective Cash Settlement Date, the Capital Increase Resolution Date, or the Share Settlement Date for such Vested RSUs;

10.1.3	warrant, assure or guarantee a profit of a Beneficiary from the RSUP 2022 or any RSU granted thereunder; or

10.1.4	warrant, assure or guarantee any increase in value of the RSUs or, following a Share Settlement, the value or market price of the Company’s Shares; in particular it is neither warranted, assured or guaranteed that a Beneficiary will be able to sell her/his participation in the Company with a profit in the future, nor that no loss will be incurred.

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10.2	Each Beneficiary declares with her/his participation in the RSUP 2022 that the participation is voluntary. Each Beneficiary is aware of the fact that he/she alone bears the risk of a decrease in or total loss of value of the RSUs or, following a Share Settlement, the Company’s Shares. Each Beneficiary accepts the offer to participate in the RSUP 2022 at her/his own risk and assumes any liability relating thereto.

10.3	Each Beneficiary accepts, that her/his claim stemming from Vested RSUs may be delayed or even forfeited, if he/she does not provide the information requested and required by the Company to perform the Cash Settlement and/or the Share Settlement, in particular, the information in § 5.3.

10.4	Each Beneficiary is responsible for obtaining legal, tax and any other necessary advice before participating in the RSUP 2022 and for evaluating the tax effects connected with the RSUP 2022. Each Beneficiary accepts and declares that he has not been advised by or on behalf of the Company with respect to her/his participation in the RSUP 2022 (in particular, regarding legal and tax issues of such participation).

§ 11
TAXES, SOCIAL SECURITY AND COSTS

11.1	All taxes (including payroll taxes), social security contributions, further duties and costs accrued by the Beneficiary in connection with her/his participation in the RSUP 2022 shall be borne by each Beneficiary. Each Beneficiary is obliged to pay taxes relating to the respective RSUs granted/settled under the RSUP 2022, or relating to a transfer (if permitted under these RSUP 2022 Terms & Conditions) of such RSUs by the Beneficiary to a third party, to the competent tax authorities. Each Beneficiary shall fully indemnify the Company in respect of all such liabilities and obligations against tax authorities.

11.2	Mynaric or any of its Affiliated Companies is entitled, if required by statutory law, to withhold payroll tax or any other taxes or duties or social security contributions to be paid by (or on behalf and account of) the Beneficiary. This applies even after termination of the service relationship or employment relationship of a Beneficiary with the Company. The Company is entitled to demand the full cooperation of the Beneficiary even after her/his leave with respect to the withholding of taxes, social security contributions, other duties and costs in connection with the RSUP 2022. The Beneficiary undertakes to fully cooperate with the Company.

11.3	Withholdings mentioned above do not release the Beneficiary from her/his responsibility and obligation to pay all taxes, social contributions, further duties and costs being due and accruing in connection with her/his participation in the RSUP 2022 or the allocation/grant, settlement or transfer of any RSUs.

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11.4	The compensation and benefits under these RSUP 2022 Terms & Conditions are intended to comply with or be exempt from the requirements of Section 409A of the U.S. Internal Revenue Code (“the Code”), and these RSUP 2022 Terms & Conditions will be interpreted and administered in a manner consistent with that intent. The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to any Beneficiary under these RSUP 2022 Terms & Conditions and shall not constitute an indemnity from the Company to any Beneficiary. References to “termination of employment” and similar terms used in these RSUP 2022 Terms & Conditions mean, to the extent necessary to comply with Section 409A of the Code, the date that the Beneficiary first incurs a “separation from service” within the meaning of Section 409A of the Code. Each payment under these RSUP 2022 Terms & Conditions shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

§ 12
FORM REQUIREMENTS

12.1	Any legal statements and other notices in connection with the RSUP 2022 (collectively the “Notices”) or any amendment of these RSUP 2022 Terms & Conditions (including an amendment of this § 12.1) shall be made in text form or electronic form (e.g. email) unless any other specific form is required by mandatory law or these RSUP 2022 Terms & Conditions.

Any Notice to be delivered to the Company shall be addressed by email to the HR Department of Mynaric AG (e-mail: hr@mynaric.com). The Company shall communicate changes in the address set forth in the previous sentence as soon as possible to the Beneficiaries. In the absence of such communication, the address stated above shall remain in place.

12.2	Any Notice to be given to a Beneficiary may be served by being sent to her/him by email or to her/his home or business address. Each Beneficiary shall communicate changes of address as soon as possible to the Company.

§ 13
PROCESSING OF PERSONAL DATA

13.1	The Company processes personal data of the Beneficiaries in connection with the administration, implementation and settlement of the RSUP 2022. Additional information regarding the processing of personal data in connection with the RSUP 2022 with respect to EU resident Beneficiaries is included in Exhibit (Information on the Processing of Personal Data), and personal data of non-EU resident Beneficiaries is handled by Shareworks in compliance with applicable U.S. or other jurisdictional laws.

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§ 14
GOVERNING LAW AND JURISDICTION

14.1	The RSUP 2022, any RSUs granted thereunder and these RSUP 2022 Terms & Conditions shall be exclusively governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws.

14.2	Any dispute, controversy or claim arising from or in connection with the RSUP 2022, any RSUs granted thereunder, Vested RSUs or these RSUP 2022 Terms & Conditions or their validity shall be decided upon by the competent courts in Munich, Germany.

§ 15
FINAL PROVISIONS

15.1	In these RSUP 2022 Terms & Conditions, the headings are inserted for convenience only and shall not affect the interpretation of these RSUP 2022 Terms & Conditions; where a German term has been inserted in italics, it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in these RSUP 2022 Terms & Conditions. The terms “including” and “in particular” shall always mean “including, without limitation” and “in particular, without limitation”, respectively. Any reference made in these RSUP 2022 Terms & Conditions to any clauses without further indication of a law, an agreement or another document shall mean clauses of these RSUP 2022 Terms & Conditions.

15.2	In the event that one or more provisions of these RSUP 2022 Terms & Conditions shall, or shall be deemed to be invalid or unenforceable, the validity and enforceability of the other provisions of these RSUP 2022 Terms & Conditions shall not be affected thereby. In such case, the Company and each Beneficiary agree to recognize and give effect to such valid and enforceable provision or provisions, which correspond as closely as possible with the commercial intent of the Parties. The same shall apply in the event that these RSUP 2022 Terms & Conditions contain any unintended gaps (unbeabsichtigte Lücken).

15.3	In case of a delisting of the Shares from the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) or a new listing of the Shares or the ADSs on a different stock exchange, the Company may amend any provisions of these RSUP 2022 Terms & Conditions to reflect the listing on such new stock exchange and the trading in such new trading system, whilst the economic terms of the RSUs shall remain unaffected. In addition, in case the MAR, and in particular any provisions regarding inside information and/or closed periods, is at any point in the future no longer applicable to the Shares of the Company or the ADSs and instead a new capital markets legal regime is applicable to the Company and its Shares or the ADSs, the Company may amend any provisions of these RSUP 2022 Terms & Conditions to reflect the stipulations under such new capital markets regime.

Munich, November 2022

Mynaric AG

* * * *

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Exhibit

Information on the Processing of Personal Data
in connection with the Restricted Stock Unit Program

(hereinafter referred to as “RSUP 2022”)
of Mynaric AG

(hereinafter referred to as the “Company”)

In connection with the administration, processing and execution of the RSUP 2022, the Company processes personal data of the beneficiaries (hereinafter also referred to as “Data Subjects”) in accordance with the EU General Data Protection Regulation (“GDPR”). Pursuant to the GDPR, the Company is obliged to provide the following information on the processing of personal data. All defined terms used in this information have the meaning assigned to them in the option conditions.

I.	Responsibilities and Contact Information

The controller of the personal data pursuant to Art. 4 para. 7 is the Company:

Mynaric AG

Dornierstr. 19, 82205 Gilching

Telephone: +49 (0)8105 7999 0

E-Mail: info@mynaric.com

Website: www.mynaric.com

The Data Protection Officer of the Company can be contacted through:

Mynaric AG

Data Protection Officer

Dornierstr. 19, 82205 Gilching

or

Email: dataprotection@mynaric.com

II.	Use of Personal Data by the Company

The Company processes personal data of the Data Subjects such as names, contact data, tax numbers and all other information necessary for the participation of a Data Subject in the RSUP 2022 as well as for the administration, processing and execution of the RSUP 2022 (processing purpose). The legal basis for data processing is Art. 6 Para. 1 (b) GDPR.

In addition, the Company processes personal data of the Data Subjects if and to the extent required by the law applicable to the Company (e.g., tax law). The legal basis for data processing in this respect is Art. 6 para. 1 (c) GDPR.

III.	Transfer of Personal Data

The Company may disclose personal data to an external service provider (“External Service Provider”), in particular to Solium Capital UK LTD. (“Shareworks”), commissioned or involved for the purposes of the administration, processing and/or execution of the RSUP 2022 in order to support the processing of personal data for the processing purpose set out in Section II above. If and to the extent permitted by law, the Company may also commission other third parties to provide certain services, such as IT-services and legal services, for the processing purpose set out in Section II above and may disclose personal data to such third parties. These recipients provide their assistance or services to the Company under its control and direction and may have access to personal data to the extent necessary to provide their assistance or services.

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In addition, the Company may, to the extent required and permitted by law, transfer personal data to domestic and foreign authorities or courts in order to fulfil legal obligations.

IV.	Storage and Deletion of Personal Data

The Company processes the personal data within the framework of the participation of the Data Subjects in the RSUP 2022. The Company deletes the personal data if it no longer needs it for the fulfilment of its contractual obligations under the RSUP 2022 and if there are no legal storage obligations. In the event of a legal obligation to retain personal data, the Company shall restrict the processing of such personal data.

V.	Rights of the Data Subjects

The Data Subjects may, at any time and free of charge, contact the Company or its Data Protection Officer directly with an informal notification in order to exercise their rights under the GDPR. The Data Subjects have the right, subject to the legal requirements, the fulfilment of which is to be examined on a case-by-case basis, to request information on their personal data, any rectification or deletion of their personal data, information regarding restrictions on the processing of their personal data and they have the right to receive their personal data in a structured, generally used and machine-readable format.

The Data Subjects also have the right to object to the processing of their personal data, subject to the legal requirements, the fulfilment of which must be examined on a case-by-case basis.

In addition, Data Subjects have the right to lodge a complaint with a supervisory authority.

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